Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

January 27, 2020

Contact: (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

General Mills Elects Jo Ann Jenkins to Board of Directors and Declares Quarterly Dividend

MINNEAPOLIS, Minn. (January 27, 2020) -- General Mills (NYSE: GIS) today announced the election of Jo Ann Jenkins to its board of directors effective January 27, 2020.

As Chief Executive Officer of AARP, Jenkins brings to the board a deep understanding of strategic management and innovative marketing from her experiences leading and transforming the nation’s largest nonprofit organization serving Americans aged 50 and older.  With a strong background in public service, she will provide valuable insights on public policy, government affairs, and community relations.

The appointment of Jenkins reflects General Mills' thoughtful approach to board succession and refreshment.  The company continues to prioritize directors with world-class qualifications and experiences, and who represent diverse backgrounds and perspectives.  Jenkins’ board election makes her the fifth woman currently serving on the General Mills board.

Jenkins has served as Chief Executive Officer of AARP since 2014, and previously served as Chief Operating Officer of AARP and President of the AARP Foundation.  Prior to joining AARP, Jenkins served at the Library of Congress as Chief Operating Officer and Chief of Staff.  She has also held a variety of senior roles at the U.S. Department of Agriculture, the U.S. Department of Transportation, and the U.S. Department of Housing and Urban Development.  Jenkins currently serves on the boards of AARP and Avnet, Inc.

In other action at its regularly scheduled January meeting, the General Mills board declared a quarterly dividend at the prevailing rate of $0.49 per share, payable May 1, 2020, to shareholders of record as of April 10, 2020. General Mills and its predecessor company have paid dividends without interruption for 121 years.

About General Mills

General Mills is a leading global food company that serves the world by making food people love. Its brands include Cheerios, Annie's, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, BLUE and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2019 net sales of U.S. $16.9 billion. In addition, General Mills’ share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.